Exhibit 99.3
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	9:15 a.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Agreement with Philip Morris International Inc. to Supply U.S. Tobaccos
Richmond, VA • November 5, 2014 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV) (“Universal”), announced today that the Company’s subsidiary, Universal Leaf North America U.S., Inc. (“ULNA”) will increase its direct purchases of flue-cured and burley tobaccos, expanding its support of United States tobacco growers, as part of a new leaf supply agreement with Philip Morris International Inc. (“PMI”). PMI’s decision to adopt a new leaf buying model for their U.S. leaf purchasing operations, announced separately today, provides for a transition from a direct farmer contracting model to purchasing processed grades of tobaccos through two global leaf suppliers in the United States. The transition is expected to provide important supply chain efficiencies and is indicative of PMI’s and Universal’s strong commitment to the grower communities and PMI’s intent to remain a major purchaser of U.S.-grown leaf tobacco. The change will be effective for the 2015 crop and will include the assignment of certain grower contracts and use of receiving station operations.
Mr. Freeman stated, “We are very excited about this opportunity to meet the evolving needs of one of our longstanding global business partners, while broadening our leaf purchasing and grower support activities in the United States. As the global leader in the supply of leaf tobacco, we are well positioned to continue our support of Good Agricultural Practices, and are committed to the expansion of the Agricultural Labor Practices code (“ALP”) across our full U.S. grower base. ALP is designed to further our corporate goals and the goals of our customers’ of progressively addressing and eliminating concerns found in agriculture with child and other labor issues, and achieving safe and fair working conditions on all farms from which we source tobacco.”
Clayton G. Frazier, President of ULNA, added, “The expansion of direct contracting by Universal will provide procurement synergies and economies of scale and will promote efficient leaf utilization of packed grades of U.S. tobaccos supplied to PMI and our other customers. In addition, we look forward to expanding our relationships and services to further strengthen our grower communities. These positive developments, in conjunction with our recently announced entry into the sweet potato juicing and dehydration business, Carolina Innovative Food Ingredients, Inc., illustrate the continued strong commitment of Universal to tobacco growers in the United States. The production of sweet potatoes provides many tobacco farmers with an important and economically viable crop grown in rotation with tobacco.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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